NEWS RELEASE
FOR IMMEDIATE RELEASE

RLJ ACQUISITION INC. RAISES $143.75 MILLION FOR
SPECIAL PURPOSE ACQUISITION COMPANY
Robert L. Johnson, Founder of The RLJ Companies, Successfully Completes a SPAC

BETHESDA, MD//FEBRUARY 22, 2011//Robert L. Johnson, Chairman of The RLJ Companies and founder of Black Entertainment Television (BET), announced today that RLJ Acquisition, Inc. (the “Company”) has successfully raised gross proceeds of $143.75 million in its initial public offering.

The Company sold 14,375,000 units at $10.00 per unit, each unit consisting of one share of common stock and one warrant to purchase an additional share of common stock, including units sold pursuant to the underwriters’ over-allotment option, which was exercised in full. The Company is a special purpose acquisition company (“SPAC”), also known as a blank check company, a publicly traded vehicle that will seek to acquire a privately-held operating company.

Initially, the units will be the only security trading. The Company’s units began trading on the Over-the-Counter Bulletin Board quotation system under the ticker symbol “RLJAU” on February 16, 2011. The common stock and warrants comprising the units will begin separate trading on the 52nd day following February 15, 2011 (or such earlier number of days as the underwriters may permit), subject to the Company’s filing a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting its receipt of the gross proceeds of this offering and issuing a press release announcing when such separate trading will begin. The lead underwriter for this offering is Lazard Capital Markets, with Ladenburg Thalmann & Co. Inc. acting as co-manager.

The Company intends to use the net proceeds from this offering to acquire one or more operating businesses through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination as described in the prospectus.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering is being made only by means of a prospectus, copies of which may be obtained, when available, from:

Lazard Capital Markets, LLC
30 Rockefeller Plaza
New York, NY 10020
Attn: Syndicate Department
Telephone: 800.542.0970
Facsimile: 212.632.6984

Media Inquiries: Traci Otey Blunt, 240.744.7858 or press@rljcompanies.com
Business Inquiries: Lisa Warner Pickrum, 301.280.7703 or spac@rljcompanies.com

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